SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               Smart Balance, Inc.
                                (NAME OF ISSUER)

                    Common Stock, par value $0.0001 per share
                         (TITLE OF CLASS OF SECURITIES)

                                    83169Y108
                                 (CUSIP NUMBER)

                               September 12, 2007
             (Date of Event which requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)






                              (Page 1 of 18 PAGES)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83169Y108             13G                         PAGE 2 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,029,700
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,029,700
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,029,700
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.39%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108             13G                        PAGE 3 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    643,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    643,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          643,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.49%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108            13G                         PAGE 4 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Renewable Energy Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    120,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    120,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          120,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.28%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108             13G                         PAGE 5 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    699,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    699,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          699,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.62%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108              13G                         PAGE 6 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Renewable Energy Offshore Fund, Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    177,500
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    177,500
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          177,500
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.41%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108             13G                         PAGE 7 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,735,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,735,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,735,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.34%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
                        PN; IA
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108           13G                         PAGE 8 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,792,700
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,792,700
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,792,700
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.16%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108            13G                        PAGE 9 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,145,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,145,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,145,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.29%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               IN
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108              13G                       PAGE 10 of 18 PAGES

ITEM 1(a).  NAME OF ISSUER:

                  The name of the issuer is Smart Balance, Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  115 West Century Road - Suite 260, Paramus, New Jersey 07652

ITEM 2(a).  NAME OF PERSON FILING:

         This statement is filed by:

         (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of Common Stock, par value $0.0001 per share ("Common Stock") directly owned by it;
         (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
         (iii) Ardsley Partners Renewable Energy Fund, L.P., a Delaware limited partnership ("Ardsley Energy"), with respect to the shares of Common Stock directly owned by it;
         (iv) Ardsley Offshore Fund Ltd., a British Virgin Islands corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
         (v) Ardsley Renewable Energy Offshore Fund, Ltd., a British Virgin Islands corporation ("Ardsley Energy Offshore"), with respect to the shares of Common Stock directly owned by it;
         (vi) Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore, Ardsley Energy Offshore and the Investment Adviser of AP II, Ardsley Institutional, Ardsley Energy and certain managed accounts, with respect to the shares of Common Stock directly owned by Ardsley Offshore, Ardsley Energy Offshore, AP II, Ardsley Institutional, Ardsley Energy and the managed accounts;
         (vii) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of AP II, Ardsley Institutional and Ardsley Energy; and
         (viii) Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the shares of Common Stock owned by AP II, Ardsley Institutional, Ardsley Energy, Ardsley Offshore, Ardsley Energy Offshore and the managed accounts and with respect to the shares of Common Stock owned by certain managed accounts managed by him directly.

                  The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

         The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore and Ardsley Energy Offshore, is 262 Harbor Drive, Stamford, Connecticut 06902.

         The address of the registered office of Ardsley Offshore and Ardsley Energy Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

CUSIP No. 83169Y108             13G                       PAGE 11 of 18 PAGES

ITEM 2(c).  CITIZENSHIP:

         AP II, Ardsley Institutional and Ardsley Energy are Delaware limited partnerships. Ardsley Offshore and Ardsley Energy Offshore are British Virgin Islands corporations. Ardsley and Ardsley Partners are New York general partnerships. Mr. Hempleman is a United States Citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.0001 per share

ITEM 2(e).  CUSIP NUMBER:  83169Y108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a)[ ] Broker or dealer registered under Section 15 of the Act

          (b)[ ] Bank as defined in Section 3(a)(6) of the Act


          (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d)[ ] Investment Company registered under Section 8 of the Investment Company Act

          (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g)[ ] Parent Holding Company, in accordance with Rule
                 13d-1(b)(ii)(G); see item 7

          (h)( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 83169Y108            13G                        PAGE 12 of 18 PAGES

ITEM 4.   OWNERSHIP.

         A.       Ardsley Partners Fund II, L.P.
                  (a) Amount beneficially owned: 1,029,700
                  (b) Percent of class: 2.39%. (The percentages used herein
                      and in the rest of Item 4 are calculated based upon
                      the 43,116,363 shares of Common Stock issued and outstanding as of December 13, 2007 per the Company's Prospectus, as filed with the Securities and Exchange Commission on December 13, 2007.)
                  (c) (i) Sole Power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 1,029,700
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          1,029,700

         B.       Ardsley Partners Institutional Fund, L.P.
                  (a) Amount beneficially owned: 643,000
                  (b) Percent of class: 1.49%
                  (c) (i) Sole Power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 643,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          643,000

         C.       Ardsley Partners Renewable Energy Fund, L.P.
                  (a) Amount beneficially owned: 120,000
                  (b) Percent of class: 0.28%
                  (c) (i) Sole Power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 120,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          120,000

         D.       Ardsley Offshore Fund Ltd.
                  (a) Amount beneficially owned: 699,000
                  (b) Percent of class: 1.62%
                  (c) (i) Sole Power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 699,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          699,000

         E.       Ardsley Renewable Energy Offshore Fund, Ltd.
                  (a) Amount beneficially owned: 177,500
                  (b) Percent of class: 0.41%
                  (c) (i) Sole Power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 177,500
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          177,500

         F.       Ardsley Advisory Partners
                  (a) Amount beneficially owned: 2,735,000
                  (b) Percent of class: 6.34%
                  (c) (i) Sole Power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 2,735,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          2,735,000

CUSIP No. 83169Y108             13G                        PAGE 13 of 18 PAGES

         G.       Ardsley Partners I
                  (a) Amount beneficially owned: 1,792,700
                  (b) Percent of class: 4.16%
                  (c) (i) Sole Power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 1,792,700
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          1,792,700

         H.       Philip J. Hempleman
                  (a) Amount beneficially owned: 3,145,000
                  (b) Percent of class: 7.29%
                  (c) (i) Sole Power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 3,145,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          3,145,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Ardsley, the Investment Manager of Ardsley Offshore and Ardsley Energy Offshore and the Investment Adviser of certain managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Offshore, Ardsley Energy Offshore and the managed accounts, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

         Ardsley, the Investment Adviser of AP II, Ardsley Institutional and Ardsley Energy, shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by AP II, Ardsley Institutional and Ardsley Energy, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

         Ardsley Partners, the General Partner of AP II, Ardsley Institutional and Ardsley Energy, shares the power to vote and direct the disposition of the shares of Common Stock owned by AP II, Ardsley Institutional and Ardsley Energy, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

         Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Ardsley Offshore, AP II, Ardsley Institutional, Ardsley Energy, Ardsley Energy Offshore and the managed accounts. Mr. Hempleman disclaims beneficial ownership of all of the shares of Common Stock reported in this 13G.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

CUSIP No. 83169Y108             13G                        PAGE 14 of 18 PAGES

ITEM 10.  CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 83169Y108           13G                        PAGE 15 of 18 PAGES


                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:   as of February 14, 2008


                                       ARDSLEY PARTNERS FUND II, L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner



                                       ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner


                                       ARDSLEY PARTNERS RENEWABLE ENERGY FUND,
                                       L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner

                                       ARDSLEY OFFSHORE FUND LTD.


                                       BY:/s/ Neil Glass
                                          ----------------------------------
                                          Neil Glass
                                          Director


                                       ARDSLEY RENEWABLE ENERGY OFFSHORE FUND
                                       LTD.


                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner

CUSIP No. 83169Y108           13G                        PAGE 16 of 18 PAGES

                                       ARDSLEY ADVISORY PARTNERS
                                       By:  ARDSLEY PARTNERS I
                                            GENERAL PARTNER


                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner


                                       ARDSLEY PARTNERS I

                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner



                                       PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                       BY:/s/ Steve Napoli*
                                          ----------------------------------
                                           Steve Napoli
                                           As attorney in fact for
                                           Philip J. Hempleman


* Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. 83169Y108                13G                      PAGE 17 of 18 PAGES

                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

                  The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 14, 2008



                                       ARDSLEY PARTNERS FUND II, L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner



                                       ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner


                                       ARDSLEY PARTNERS RENEWABLE ENERGY FUND,
                                       L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner

                                       ARDSLEY OFFSHORE FUND LTD.


                                       BY:/s/ Neil Glass
                                          ----------------------------------
                                          Neil Glass
                                          Director

CUSIP No. 83169Y108             13G                      PAGE 18 of 18 PAGES


                                       ARDSLEY RENEWABLE ENERGY OFFSHORE FUND
                                       LTD.


                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner


                                       ARDSLEY ADVISORY PARTNERS

                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER

                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner


                                       ARDSLEY PARTNERS I

                                       BY:/s/ Steve Napoli
                                          ----------------------------------
                                           Steve Napoli
                                           General Partner



                                       PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                       BY:/s/ Steve Napoli*
                                          ----------------------------------
                                           Steve Napoli
                                           As attorney in fact for
                                           Philip J. Hempleman





* Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.